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                                                             EXHIBIT 8.(g)(1)(i)

                       RESTATED ADMINISTRATION AGREEMENT

         THIS AGREEMENT, dated this 1st day of March, 1991, by and between ASSET MANAGEMENT FUND FOR FINANCIAL INSTITUTIONS, INC. (the "Fund"), a Maryland corporation formerly known as Asset Management Fund for Savings Institutions, Inc. and originally known as Liquidity Fund for Thrifts, Inc. and PROVIDENT FINANCIAL PROCESSING CORPORATION ("PFPC") a Delaware corporation that is successor for all matters pertaining to this agreement to Provident Institutional Management Corporation, an affiliate;

                                  WITNESSETH:

         WHEREAS, "PFPC" is used herein to refer as appropriate to PFPC or Provident Institutional Management Corporation or both of them; and PFPC and the Fund wish to restate, without any substantive change, the Administration Agreement between them dated November 1, 1982 as amended by a letter agreement relating to the Mortgage Securities Performance Portfolio dated January 18,
1984 and further amended by an Amendment relating to PFPC fees dated April 18, 1985 and further amended by a letter agreement dated August, 1986 relating to PFPC fees and the Corporate Bond Portfolio ("Administration Agreement"); and
         WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("the 1940 Act"); and
         WHEREAS, the Fund is a series fund with four separate portfolios, these being the Short-Term Liquidity Portfolio, the Intermediate-Term Liquidity Portfolio, the Mortgage Securities Performance Portfolio, and the Corporate
Bond Portfolio; and PFPC has served as
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Administrator for each Portfolio since the inception of each, and the Fund and
PFPC intend that it continue to do so;
         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
         1. Appointment. The Fund hereby appoints PFPC as Administrator of the Fund with respect to the classes of the Fund's Common Stock, $.001 par value ("Fund Shares"), known as the class of Short-Term Liquidity Portfolio Shares, the class of Intermediate-Term Liquidity Portfolio Shares, the Mortgage Securities Performance Portfolio Shares, and the Corporate Bond Portfolio
Shares for the period and on the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 4 of this Agreement. The Fund, at its option, may also appoint PFPC as Administrator of the Fund hereunder with respect to any other class of Fund Shares from time to time created, but PFPC shall not be required to accept any such appointment. The Fund's class of Short-Term Liquidity Portfolio Shares, class of Intermediate-Term Liquidity Portfolio Shares, class of Mortgage Securities Portfolio Shares, and class of Corporate Bond Portfolio Shares, together with any other class or classes of Fund Shares with respect to which PFPC accepts an appointment hereunder as Administrator, are hereinafter referred to collectively as "Portfolios" and individually as a "Portfolio."
         2. Delivery of Documents. The Fund has furnished PFPC with copies properly certified or authenticated of each of the following:
                (a) Resolutions of the Fund's Board of Directors authorizing the appointment of PFPC as Administrator of the Fund and approving this Agreement;



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                 (b)      The Fund's Articles of Incorporation, filed with the
Department of Assessments and Taxation of the State of Maryland on July 30, 1982 and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the "Charter");
                 (c) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");
                 (d) The Fund's Notification of Registration filed pursuant to Section 8(a) of the 1940 Act on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") on August 12, 1982;
                 (e) The Fund's Registration Statement on Form N-1 under the Securities Act of 1933, as amended (the "1933 Act") (File No. 78808) and under the 1940 Act as filed with the SEC on August 12, 1982, including all exhibits thereto, relating to Fund Shares and all amendments thereto; and
                 (f) The Fund's most recent prospectus (such prospectus, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus").
         The Fund will furnish PFPC from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.
         3. Services as Administrator. Subject to the direction and control of the Board of Directors of the Fund, PFPC will assist in supervising all aspects of the Fund's operations other than those responsibilities which are to be supervised by the Fund's Adviser pursuant to the Advisory Agreement, the Fund's Custodian under the Custodian Agreement, the Fund's Transfer



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Agent under the Transfer Agency Agreement and the Fund's Sponsor under the Plan and Agreement pursuant to Rule 12b-1.
         In performing its duties as Administrator, PFPC will act in conformity with the Charter, By-Laws and Prospectus of the Fund and with the instructions and directions of the Board of Directors of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.
         PFPC will furnish the Fund, at PFPC's expense, with (i) services of persons competent to perform such administrative and clerical functions as are necessary in order to provide effective administration of the Fund and, (ii) upon request, an Assistant Secretary and a Treasurer.
         PFPC will (i) maintain the Fund's books and records; (ii) prepare and file the Fund's Annual and Semi-Annual Reports to the SEC on Form N-SAR or any replacement therefor; (iii) compile data for, prepare for execution by the Fund and file all the Fund's federal and state tax returns and required tax filings other than those required to be made by the Fund's Custodian and the Fund's Transfer Agent; (iv) prepare compliance filings pursuant to state securities laws with the advice of the Fund's counsel; (v) assist with the Fund's preparation of its Annual and Semi-Annual Reports to stockholders and its SEC Registration Statements on Form N-1A or any replacement therefor; (vi) compile data for, prepare and file timely Notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act; (vii) compute the daily net asset value of each Portfolio of the Fund for purposes of the sale and redemption of Fund Shares in accordance with the then current Prospectus; (viii) compute the dividend of each of the Fund's Portfolios in accordance with the then current Prospectus;
(ix) monitor the Fund's status as a regulated



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investment company under Subchapter M of the Internal Revenue Code of 1954, as amended; (x) maintain the fidelity bond for the Fund required by the 1940 Act and make the filings required in connection therewith; and (xi) perform such other duties as the Fund's Board of Directors may reasonably request and PFPC agree to perform from time to time.
         4. Fees; Expenses; Expense Reimbursement. As compensation for the services rendered by PFPC under this Agreement, the Fund will pay PFPC monthly a fee, computed daily, at the rate of 0.03 of 1% per annum of each Portfolio's net assets up to and including $1 billion; plus 0.02 of 1% per annum of the next $1 billion of such Portfolio's net assets; plus 0.01 of 1% per annum of such Portfolio's net assets over $2 billion, with a minimum annual fee of $350,000 for all four Portfolios taken together. The fee for the period from the day of the month this Agreement is actually entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.
         PFPC will bear all expenses in connection with the performance of its services under this Agreement. Other expenses to be incurred in the operation of the Fund, including the fees of the Fund's Custodian, Adviser and Sponsor, the fees and expenses of the Fund's Transfer and Dividend Disbursing Agent, any brokerage fees and commissions, any Portfolio losses, filing fees for the registration or qualification of the Fund's Shares under federal or state securities laws, expenses of the organization of the Fund, taxes, interest, costs of liability insurance, fidelity bonds or indemnification, any costs, expenses or losses arising out of any liability of,



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or claim for damages or other relief asserted against, the Fund for violation of any law, legal and auditing fees and expenses, expenses of preparing and setting in type prospectuses, proxy material, reports, and notices and the printing and distribution of the same to the Fund's stockholders and regulatory authorities, compensation and expenses of its directors and officers and any extraordinary expenses will not be borne by PFPC.
         5. Limitation of Liability. PFPC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, provided, that PFPC shall be responsible for its own negligent failure to perform its duties under this Agreement. Any person, even though also an officer, director, employee or agent of PFPC, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund beyond the scope of PFPC's responsibilities under this Agreement or acting on any business of the Fund beyond the scope of PFPC's responsibilities under this Agreement, to be rendering such services to or acting solely for the Fund and not as an officer, director, employee or agent or one under the control or direction of PFPC even though paid by it.
         6. Duration and Termination. This Agreement shall continue with respect to each Portfolio of the Fund until termination by PFPC or the Fund on 60 days' written notice.
         7. Notices. All notices and other communications (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PFPC




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at PFPC's address, 103 Bellevue Parkway, Wilmington, Delaware 19809; (b) if to
the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending advice, it shall be deemed to have been given immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given two days after it is sent, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.
         8. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
         9. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.
         10. Assignments. This Agreement and the performance hereunder may not be assigned by PFPC without the Fund's consent, except that it may be so assigned to an affiliate


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or wholly-owned subsidiary of it, Provident National Corporation or PNC
Financial Corp upon at least thirty (30) days prior written notice to the Fund.
         11. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

[SEAL]                                           ASSET MANAGEMENT FUND FOR
                                                  FINANCIAL INSTITUTIONS, INC.



Attest:/s/                                       By:/s/
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                                                    TITLE

[SEAL]                                           PROVIDENT FINANCIAL PROCESSING
                                                  CORPORATION



Attest:/s/                                       By:/s/
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                                                    TITLE